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Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Kendle International Inc. on Forms S-8 (File Nos. 333-57577, 333-61780, 333-75479, 333-34261, 333-108163 and 333-120906) of our reports dated March 16,
2005, relating to the 2004 and 2003 financial statements of Kendle International Inc. and Management's Report on the effectiveness of internal control over Financial Reporting as of December 31, 2004, appearing in this Annual Report on Form 10-K of Kendle International Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
March 16, 2005